EX-99.B13-tmkuilst

                                   AGREEMENT

United Investors Life Insurance Company, as depositor of United Investors Annuity Variable Account (the "Variable Annuity Account"), in consideration of the issuance and sale to the Variable Annuity Account of TMK/United Funds, Inc. Science and Technology Portfolio (the "Portfolio") of 2,000 units of the Portfolio for the payment of $10,000, the receipt of which is acknowledged by the Portfolio, acknowledges that it is purchasing said units for investment purposes without any present intention of redeeming or reselling said units.

Dated this ___ day of __________, 1997.

                    United Investors Life Insurance Company

                    By:/s/James L. Sedgwick
                       ---------------------
                    Name:  James L. Sedgwick
                           -----------------
                    Title:  President
                            ----------------

Accepted:

TMK/United Funds, Inc.
Science and Technology Portfolio

By:/s/Sharon K. Pappas
   -------------------
     Sharon K. Pappas
     Vice President